JOHN HANCOCK INVESTMENT TRUST

601 Congress Street

Boston, MA 02210

John Hancock Funds, LLC

601 Congress Street

Boston, MA 02199

Ladies and Gentlemen:

Pursuant to Section 14 of the Distribution Agreement dated as of December 22, 1994, as amended (the “Distribution Agreement”), between John Hancock Investment Trust (the “Trust”) and John Hancock Broker Distribution Services, Inc. (now known as John Hancock Funds, LLC), please be advised that the Trust has established two new series of its shares, namely, John Hancock Disciplined Value International Fund and John Hancock Value Equity Fund (the “Funds”), and please be further advised that the Trust desires to retain John Hancock Funds, LLC to serve as distributor and principal underwriter under the Distribution Agreement for the Funds.

Please indicate your acceptance of this responsibility by signing this letter as indicated below.

JOHN HANCOCK FUNDS, LLC		JOHN HANCOCK INVESTMENT TRUST

By:	/s/ Jeffrey H. Long________________	/s/ Andrew G. Arnott________
	Jeffrey H. Long	Andrew G. Arnott
	Chief Financial Officer	President

Dated: as of June 25, 2014